Exhibit 99.1

Synergy Pharmaceuticals Secures $300 Million Debt Financing

NEW YORK, September 5, 2017 —Synergy Pharmaceuticals Inc. (NASDAQ: SGYP), announced today that the Company has closed on a $300 million debt financing structured as senior secured loans from CRG LP, a healthcare focused investment firm, and its lender syndicate.

“This non-dilutive financing enhances our cash position and provides us with financial flexibility to continue to execute on the launch of TRULANCE and achieve our business objectives, which we are confident will ultimately maximize long-term shareholder value,” said Gary Gemignani, EVP and Chief Financial Officer of Synergy Pharmaceuticals Inc. “The structure of this financing provides us with access to capital for support of our commercialization of TRULANCE and funds our current plans for the Company through 2019 when, based on our current assumptions, we expect to be cash flow breakeven.”

“We are excited for the opportunity to support Synergy at this important stage in the commercialization of TRULANCE,” said Luke Düster, Managing Director of CRG. “As part of our investment process at CRG, we performed extensive due diligence on TRULANCE, the market opportunity and Synergy’s overall business and commercial strategy. The results confirmed that TRULANCE has a substantial opportunity to serve the GI community and that there is tremendous potential to add significant value to the Company. This transaction demonstrates our confidence in Synergy’s product, commercial strategy and its team’s ability to optimize TRULANCE and successfully capitalize on this large and growing market.”

“We are pleased to partner with CRG, an investment partner that is known for its strategic investments in healthcare,” said Gary S. Jacob, Chairman and Chief Executive Officer of Synergy, “We remain committed to maximizing the potential benefit of TRULANCE and bringing this important new treatment option to healthcare providers and patients.”

Transaction Terms

The first tranche of $100 million was funded upon execution of the loan documents. The loan agreement provides for future borrowings, subject to the satisfaction of certain financial and revenue milestones and other borrowing conditions as follows: (i) an additional $100.0 million on or before February 28, 2018, and (ii) up to two additional tranches of up to $50.0 million each on or before March 29, 2019. The loans mature on June 30, 2025 and payments under the loan are interest only paid quarterly for the initial five-year period, followed by 12 equal quarterly installments of principal and interest during the final three years of the term, which converts to an eight-year interest only period if certain milestones are achieved. The loans carry an annual interest rate of 9.50%. The Company maintains the option to prepay outstanding loan amounts during the term of the loan. Further information with respect to the non-dilutive debt financing agreement with CRG are set forth in the Form 8-K to filed by the Company with the Securities and Exchange Commission reporting the entry into the loan transaction on September 1, 2017.  Royalty/Revenue Interest Capital Advisors served as exclusive financial advisor for this transaction.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development and commercialization of novel GI therapies. The company has pioneered discovery, research and development efforts on analogs of uroguanylin, a naturally occurring and endogenous human GI peptide, for the treatment of GI diseases and disorders. Synergy’s proprietary GI platform includes one commercial product TRULANCE and a second lead product candidate, dolcanatide. For more information, please visit www.synergypharma.com.

About CRG

CRG is a premier healthcare-focused investment firm with more than $3.0 billion of assets under management across more than 45 portfolio companies. The firm seeks to commit between $20 to $300 million in each investment across the healthcare spectrum, including: medical devices, biopharmaceuticals, tools & diagnostics, services and information technology. CRG provides growth capital in the form of long-term debt and equity to support innovative, commercial-stage healthcare companies that address large, unmet medical needs. The firm partners with public and private companies to provide flexible financing solutions and world-class support to achieve exceptional growth objectives with minimal dilution. CRG maintains offices in Boulder, Houston and New York. For more information, please visit www.crglp.com.

Forward-Looking Statement

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Synergy Pharmaceuticals Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timing and potential for successful development, launch, introduction and commercial potential of TRULANCE; growth and opportunity, including peak sales and the potential demand for TRULANCE, as well as its potential impact on applicable markets; market size; substantial competition; our ability to fund the payment of interest and principal of the loan amounts and to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; dependence upon third parties; our financial performance and results, including the risk that we are unable to manage our operating expenses or cash use for operations, or are unable to commercialize our products, within the guided ranges or otherwise as expected; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s most recent periodic reports filed with the Securities and Exchange Commission, including Synergy’s Form 10-K for the year ended December 31, 2016. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances except as required by law.

Company Contact:

Gem Hopkins

VP, Investor Relations and Corporate Communications

212-584-7610

ghopkins@synergypharma.com